Exhibit 21.1

List of Subsidiaries

Internap Corporation
Internap Holding Corporation
Sockeye Networks, Inc.
netVmg, Inc.
Internap Technologies, Inc.
CO Space, Inc.
CO Space Services, LLC
CO Space Properties, LLC
CO Space Construction, LLC
VPNX.com, Inc.
Internap (Bermuda) Limited
Internap Network Services U.K. Limited
Internap Network Services B.V.
Internap Technologies (Bermuda) Ltd.
Internap Technologies B.V.
Internap Network Services (HK) Limited
Internap Network Services (Singapore) Pty Limited
Internap Network Services (Australia) Ltd.